Exhibit 99.1

A conference call regarding this earnings release is scheduled for 9 a.m. Eastern, Tuesday, April 18, 2006. Dial in at 1.517.623.4891 or listen online at www.emmis.com

Contacts: David Newcomer, Interim CFO Jodi Wright, media contact 317.266.0100
For Immediate Release
Tuesday, April 18, 2006
Emmis Communications Reports Fourth-Quarter
and Full-Year Results
Emmis beats markets for the third year in a row
Indianapolis...Emmis Communications Corporation (NASDAQ: EMMS) today announced results for its fourth fiscal quarter and full year ending Feb. 28, 2006.
For the fourth fiscal quarter, reported net revenue was $84.5 million, compared to $80.9 million for the same quarter of the prior year, an increase of 4%. Reported net revenues for all periods presented exclude the results of Emmis’ television stations and WRDA-FM, which have been classified as discontinued operations.
For the fourth quarter, reported radio net revenues increased 4%, while pro forma radio net revenues (including WLUP-FM and the Emmis radio networks in Slovakia and Bulgaria for all periods) decreased 2%. Publishing net revenues increased 7%.
Diluted net loss per common share from continuing operations was $1.01, compared to $0.04 for the same quarter of the prior year. This increase in net loss per common share from continuing operations was principally driven by four factors: (1) a pre-tax impairment loss of $37.4 million resulting from our annual SFAS No. 142 impairment review; (2) a pre-tax loss on debt extinguishment of $7.0 million resulting from the application of television station asset sale proceeds; (3) corporate bonus and severance payments of approximately $6.1 million associated with the sale of the Company’s television stations and reflected in corporate expense and (4) an increase in interest expense of $11.9 million due to (a) higher debt outstanding during the quarter as compared to the prior year and (b) in accordance with EITF 87-24 “Allocation of Interest to Discontinued Operations,” as modified, Emmis did not allocate any interest to discontinued operations in the three months ended Feb. 28, 2006, as opposed to $6.7 million of interest that the Company allocated to discontinued operations in the three months ended Feb. 28, 2005. Together, these four items represent a diluted net loss per common share of $0.99.
“In the past fiscal year, we have transformed the company,” said Jeff Smulyan, Emmis Chairman and CEO. “We sold 13 of our 16 television stations at higher than expected prices, and we used that money to pay down debt and buy back nearly 40% of our stock. Our balance sheet is very strong, which will allow us to invest both in our core properties and in businesses we expect to grow faster, including our interactive division.”

For the fourth quarter, operating losses were $35.6 million, compared to operating income of $10.1 million for the same quarter of the prior year. The decrease in operating income is principally due to the impairment charge and the bonus and severance payments discussed above. Emmis’ station operating income for the fourth quarter was $19.5 million, compared to $24.4 million for the same quarter of the prior year. The decrease in station operating income was principally due to three factors: (1) lower than expected revenue growth due to a weaker than expected radio advertising environment; (2) increased promotion and programming expenses, especially in the Company’s Chicago duopoly, as Emmis invests for longer-term growth; and (3) the unexpected bankruptcy of an advertiser that resulted in a $1.3 million charge.
For the full year, net revenue grew to $387.4 million from $351.8 million, an increase of 10%. Operating income was $38.9 million for the year, compared to $72.6 million for the prior year. Station operating income rose to $134.2 million this year from $131.3 million in the prior year.
Emmis has included supplemental pro forma net revenues, station operating expenses, including non-cash compensation, and certain other financial data on its website, www.emmis.com. This information, which includes all consummated station acquisitions and dispositions, can be found under the “Investors” tab. In accordance with SFAS No. 123R, which the Company adopted on March 1, 2006, and SAB No. 107, Emmis will no longer exclude noncash compensation expense from station operating expenses or corporate expenses in future quarterly results. The supplemental pro forma information included on the website now reflects noncash compensation expense as a component of station operating expenses and corporate expenses for all periods presented. The Company plans to continue to disclose the portion of station operating expenses and corporate expenses that are paid in stock via footnote disclosure.
Under the terms of Emmis Operating Company’s 6.875% senior subordinated notes, Emmis Communications Corporation total consolidated debt-to-EBITDA leverage was 5.0x as of Feb. 28, 2006, compared to 5.8x a year ago.
International radio net revenues and station operating expenses for the quarter ended Feb. 28, 2006 were $8.7 million and $6.2 million, respectively. Full-year consolidated net revenues and station operating income from Sláger Rádió, Emmis’ 59.5% majority-owned radio station in Hungary, were $19.2 million (up 11%) and $7.8 million (up 16%) respectively.
On Dec. 5, 2005, Emmis sold substantially all of the assets of television stations WFTX in Ft. Myers, Fla. and KGUN in Tucson, Ariz, and the tangible assets and many of the intangible assets (excluding, principally, the FCC license) of KMTV in Omaha, Neb. to Journal Communications for $225 million of cash proceeds. Emmis used the proceeds to repay outstanding debt obligations. Also on Dec. 5, 2005, Emmis entered into an LMA with Journal for KMTV.
On Jan. 23, 2006, Emmis redeemed $230 million aggregate outstanding principal amount of its Floating Rate Senior Notes due in 2012 (the “Notes”), pursuant to the terms of the Indenture, dated June 21, 2005, between the Company and The Bank of Nova Scotia Trust Company of New York, as trustee. On Feb. 7, 2006, Emmis called for redemption the remaining $120 million aggregate outstanding principal amount of the Notes. This redemption occurred March 9, 2006.

On Jan. 27, 2006, Emmis completed the sale of four of its television stations to the Montecito Broadcast Group, LLC (an affiliate of the Blackstone Group) for $259 million. The purchase included KOIN-TV (Ch. 6, CBS affiliate) in Portland, Ore.; KHON-TV (Ch. 2, Fox affiliate) in Honolulu; KSNW-TV (Ch. 3, NBC affiliate) in Wichita, Kan.; and KSNT-TV (Ch. 27, NBC affiliate) in Topeka, Kan. To date, Emmis has sold 13 of its 16 stations. The Company continues to own and operate KGMB-TV (Ch. 9, CBS affiliate) in Honolulu, WVUE-TV (Ch. 8, Fox affiliate) in New Orleans and WKCF-TV (Ch. 18, WB/CW affiliate) in Orlando.
On April 12, 2006, Emmis determined that it will be restating its financial statements for the quarters ended August 31, 2005 and November 30, 2005, to classify its preferred stock in mezzanine rather than permanent equity on the Company’s balance sheet. The restatement is due to a misinterpretation of certain technical accounting principles relating to the balance sheet classification of preferred stock that contains a redemption feature. The restatement has no impact on the statements of operations, the statements of cash flows, or any balance sheet items except stockholders’ equity as mezzanine. The restatement also has no impact on the Company’s operations, including the compliance with covenants under its debt instruments, other agreements or regulatory requirements.
The following table reconciles reported results to pro forma results (dollars in thousands):

	3 months ended Feb.28,		%	12 months ending Feb.28,		%
	2006	2005	Change	2006	2005	Change
Radio
Reported net revenues	$63,045	$60,855	4%	$300,545	$274,145	10%
Plus: Revenues from assets acquired	230	3,440		2,383	18,178
Less: net revenues from assets disposed	—	—		—	—

Pro forma net revenues	$63,275	$64,295	-2%	$302,928	$292,323	4%

Publishing
Reported net revenues	$21,440	$20,021	7%	$86,836	$77,675	12%
Plus: Revenues from assets acquired	—	—		—	—
Less: net revenues from assets disposed	—	—		—	—

Pro forma net revenues	$21,440	$20,021	7%	$86,836	$77,675	12%

Total Company
Reported net revenues operating income	$84,485	$80,876	4%	$387,381	$351,820	10%
Plus: Revenues from assets acquired	230	3,440		2,383	18,178
Less: Revenues from assets disposed	—	—		—	—

Pro forma net revenues	$84,715	$84,316	0%	$389,764	$369,998	5%

On a pro forma basis, the Company expects its radio net revenues for its quarter ending May 31, 2006 to be down mid-single digits. For the full year, the Company expects its radio station operating expenses to be up mid-single digits on a pro forma basis, with higher expenses in the first half of the year.

Emmis will host a call regarding this information on Tuesday, April 18 at 9 a.m. Eastern at 1.517.623.4891, with a replay available through Tuesday, April 25 at 1.203.369.1456. Listen online at www.emmis.com.
Emmis generally evaluates the performance of its operating entities based on station operating income. Management believes that station operating income is useful to investors because it provides a meaningful comparison of operating performance between companies in the industry and serves as an indicator of the market value of a group of stations or publishing entities. Station operating income is generally recognized by the broadcast and publishing industries as a measure of performance and is used by analysts who report on the performance of broadcasting and publishing groups. Station operating income does not take into account Emmis’ debt service requirements and other commitments, and, accordingly, station operating income is not necessarily indicative of amounts that may be available for dividends, reinvestment in Emmis’ business or other discretionary uses.
Station operating income is not a measure of liquidity or of performance, in accordance with generally accepted U.S. accounting principles, and should be viewed as a supplement to, and not a substitute for, our results of operations presented on the basis of generally accepted U.S. accounting principles. Moreover, station operating income is not a standardized measure and may be calculated in a number of ways. Emmis defines station operating income as revenues net of agency commissions and station operating expenses, excluding non-cash compensation.
Emmis Communications — Great Media, Great People, Great Service®
Emmis is an Indianapolis-based diversified media firm with radio broadcasting, television broadcasting and magazine publishing operations. Emmis owns 23 FM and 2 AM domestic radio stations serving the nation’s largest markets of New York, Los Angeles and Chicago as well as Phoenix, St. Louis, Austin, Indianapolis and Terre Haute, IN. In May 2005, Emmis announced its intent to seek strategic alternatives for its 16 television stations, and the Company has sold or announced signed definitive agreements to sell 13 of them. In September the Company announced it had signed an agreement to sell St. Louis radio station WRDA-FM. Emmis owns a radio network, international radio stations, regional and specialty magazines and ancillary businesses in broadcast sales.
The information in this news release is being widely disseminated in accordance with the Securities & Exchange Commission’s Regulation FD.
Note: Certain statements included in this report or in the financial statements contained herein which are not statements of historical fact, including but not limited to those identified with the words “expect,” “will” or “look” are intended to be, and are, by this Note, identified as “forward-looking statements,” as defined in the Securities and Exchange Act of 1934, as amended. Such statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future result, performance or achievement expressed or implied by such forward-looking statement. Such factors include, among others:
•	general economic and business conditions;

•	fluctuations in the demand for advertising and demand for different types of advertising media;

•	our ability to service our outstanding debt;

•	increased competition in our markets and the broadcasting industry;

•	our ability to attract and secure programming, on-air talent, writers and photographers;

•	inability to obtain (or to obtain timely) necessary approvals for purchase or sale transactions or to complete the transactions for other reasons generally beyond our control;

•	increases in the costs of programming, including on-air talent;

•	inability to grow through suitable acquisitions;

•	new or changing regulations of the Federal Communications Commission or other governmental agencies;

•	competition from new or different technologies;

•	war, terrorist acts or political instability; and

•	other factors mentioned in documents filed by the Company with the Securities and Exchange Commission.
Emmis does not undertake any obligation to publicly update or revise any forward-looking statements because of new information, future events or otherwise.

EMMIS COMMUNICATIONS CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED FINANCIAL DATA
(Unaudited, dollars in thousands, except per share data)

	Three months ended February 28,		Twelve months ended February 28,
	2006	2005	2006	2005
OPERATING DATA:
Net revenues:
Radio	$63,045	$60,855	$300,545	$274,145
Publishing	21,440	20,021	86,836	77,675
Total net revenues	84,485	80,876	387,381	351,820
Operating expenses, excluding noncash compensation:
Radio	43,978	38,768	174,321	152,603
Publishing	20,976	17,683	78,837	67,870
Total station operating expenses, excluding noncash compensation	64,954	56,451	253,158	220,473
Corporate expenses, excluding noncash compensation	12,195	7,438	31,586	30,792
Noncash compensation (a)	690	2,318	8,906	11,300
Depreciation and amortization	4,867	3,835	17,335	15,870
Impairment loss	37,372	—	37,372	—
Loss on disposal of assets	9	718	94	795

Operating income (loss)	(35,602)	10,116	38,930	72,590
Interest expense	(21,513)	(9,568)	(70,586)	(39,690)
Interest income	3,040	564	3,532	1,037
Gain from unconsolidated affiliates	55	3	8	97
Loss on debt extinguishment (b)	(6,952)	—	(6,952)	(97,248)
Other income (expense), net	(170)	680	(500)	1,062

Income (loss) before income taxes, minority interest, discontinued operations and accounting change	(61,142)	1,795	(35,568)	(62,152)
Provision (benefit) for income taxes	(25,298)	1,544	(15,005)	821
Minority interest (income) expense, net of tax	(485)	539	3,026	2,486

Income (loss) from continuing operations	(35,359)	(288)	(23,589)	(65,459)
Income (loss) from discontinued operations, net of tax	174,951	37,389	382,010	64,091

Income (loss) before accounting change	139,592	37,101	358,421	(1,368)
Cumulative effect of accounting change, net of tax	—	(303,000)	—	(303,000)

Net income (loss)	139,592	(265,899)	358,421	(304,368)
Preferred stock dividends	2,246	2,246	8,984	8,984

Net income (loss) available to common shareholders	$137,346	$(268,145)	$349,437	$(313,352)

Basic net income (loss) per common share:
Continuing operations	$(1.01)	$(0.04)	$(0.76)	$(1.33)
Discontinued operations, net of tax	4.72	0.66	8.91	1.15
Cumulative effect of accounting change, net of tax	—	(5.37)	—	(5.40)

Net income (loss) available to common shareholders	$3.71	$(4.75)	$8.15	$(5.58)

Diluted net income (loss) per common share:
Continuing operations	$(1.01)	$(0.04)	$(0.76)	$(1.33)
Discontinued operations, net of tax	4.72	0.66	8.91	1.15
Cumulative effect of accounting change, net of tax	—	(5.37)	—	(5.40)

Net income (loss) available to common shareholders	$3.71	$(4.75)	$8.15	$(5.58)

Weighted average shares outstanding:
Basic	37,056	56,397	42,876	56,129
Diluted	37,056	56,397	42,876	56,129

(a) Noncash compensation by segment:
Radio	$650	$934	$3,481	$4,749
Publishing	385	328	1,240	2,007
Corporate	(345)	1,056	4,185	4,544

Total	$690	$2,318	$8,906	$11,300

(b) Reflects costs associated with our debt recapitalization, which closed on May 10, 2004 and a subsequent subordinated debt extinguishment on June 10, 2004.

OTHER DATA:
Station operating income (See below)	19,531	24,425	134,223	131,347
Cash paid for taxes	5,006	15	5,045	286
Capital expenditures	4,154	4,225	12,833	10,519

COMPUTATION OF STATION OPERATING INCOME:
Operating income	$(35,602)	$10,116	$38,930	$72,590
Plus: Depreciation and amortization	4,867	3,835	17,335	15,870
Plus: Corporate expenses, excluding noncash compensation	12,195	7,438	31,586	30,792
Plus: Noncash compensation	690	2,318	8,906	11,300
Plus: Impairment loss	37,372	—	37,372	—

Station operating income	$19,531	$24,425	$134,223	$131,347

SELECTED BALANCE SHEET INFORMATION:	February 28, 2006	February 28, 2005

Total Cash and Cash Equivalents	$140,822	$16,054

Senior Debt	$296,174	$804,313
Senior Subordinated Debt	375,000	375,000
Senior Discount Notes	1,406	1,245
Senior Floating Rate Notes	120,000	—

Total Senior, Senior Subordinated and Holding Company Debt	$792,580	$1,180,558